                                                                     Exhibit 5.2

                                     CORRS
                                   CHAMBERS
                                   WESTGARTH

                                    LAWYERS


16 January 1998                     Contact:
                                    Bruce Adkins (07) 3228 9435
ClimaChem, Inc.
16 South Pennsylvania               Partner:
Oklahoma City,                      John Kelly
OKLAHOMA 73107
UNITED STATES OF AMERICA            Our reference
                                    PC5417615

Dear Ladies and Gentlemen:

1.   Introduction

     We are the lawyers for Total Energy Systems Limited ACN 010 876 150 (TES), Total Energy Systems (NZ) Ltd. (DN/682396) (TES (NZ)), and T.E.S. Mining Services Pty. Ltd. ACN 010 975 676 (TES Mining) in connection with TES, TES
     (NZ), and TES Mining executing the documents described below (the Transaction Documents).

     The Transaction Documents are:

     (a) Indenture, dated 26 November 1997 ("Indenture"), between ClimaChem, Inc. (ClimaChem), Bank One, NA as the Trustee, and TES, TES (NZ), TES Mining, The Environmental Group, Inc., International Environmental Corporation, Climate Master, Inc., CHP Corporation, KOAX Corp., APR Corporation, Climate Mate, Inc., The Environmental Group International Limited, LSB Chemical Corp., El Dorado Chemical Company, Slurry Explosive Corporation, Universal Tech Corporation, Northwest Financial Corporation, and DSN Corporation (hereinafter collectively referred to as "the Guarantors").

     (b) Registration Rights Agreement, dated 26 November 1997, between Wasserstein Perella Securities, Inc. ("Initial Purchaser"), ClimaChem and the Guarantors ("Registration Rights Agreement").

     (c) Guarantees of ClimaChem's 10 3/4% Senior Notes, Series B, due 2007 issued by TES, TES (NZ), and TES Mining (hereinafter collectively referred to as "the Guarantees").

     (d)  Registration Statement on Form S-4 ("Registration Statement").
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2.   Definitions

     In this opinion:

     "Relevant Jurisdictions" means the State of Queensland, the Commonwealth of Australia and New Zealand.

3.   Documents

     In connection with this opinion we have examined the following documents and instruments:

     (a)  The Indenture;

     (b)  The Registration Rights Agreement;

     (c)  The Guarantees;

     (d) A copy of the certificate of incorporation and the memorandum and articles of association of TES;

     (e) An extract of a memorandum of unanimous resolutions of the directors of TES in relation to the execution and delivery of the Transaction Documents;

     (f)  A copy of the certificate of incorporation and the constitution of TES
          (NZ);

     (g) An extract of a memorandum of unanimous resolutions of the directors of TES (NZ) in relation to the execution and delivery of the Transaction Documents;

     (h) A copy of the certificate of incorporation and the memorandum and articles of association of TES Mining;

     (i) An extract of a memorandum of unanimous resolutions of the directors of TES Mining in relation to the execution and delivery of the Transaction Documents;

     (j) The annexed letter of advice from Bell Gully Buddle Weir dated 16 January 1998;

     (k)  Such other documents and instruments as we considered necessary.
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ClimaChem, Inc.

4.   Assumptions

     For purposes of this opinion we have assumed (without making any investigation):

     (a)  The authenticity of all seals and signatures;

     (b) The completeness and the conformity to the originals of all copies of the documents and instruments submitted to us;

     (c) That TES, TES (NZ), and TES Mining do not give the Guarantees or enter into any of the Transaction Documents in any trust capacity;

     (d) That the copies of the documents and instruments referred to in subparagraphs (d), (e), (f), (g), (h), and (i) of paragraph 3 of this opinion are true and correct copies of the original documents and instruments of which they purport to be copies or extracts;

     (e)  That all facts stated in the documents referred to in subparagraphs
          (d), (e), (f), (g), (h), and (i) of paragraph 3 of this opinion are, and continue to be, correct, and no relevant matter has been withheld from us, whether deliberately or inadvertently (and we have no reason to believe that this is not the case);

     (f) That all acts of internal management relating to the entry into, and execution of, the Transaction Documents by TES, TES (NZ), and TES Mining have been duly performed and, without limitation, that:

          (i) the resolutions of the directors referred to in paragraphs 3(e), 3(g) and 3(i) were properly passed and documented;

          (ii) all directors who consented to and made such resolutions were entitled to do so;

          (iii) all provisions relating to the declaration of the directors' interests or the power of interested directors to vote and/or resolve on relevant issues were duly observed;

          (iv) any resolutions or special resolutions of the companies in general meeting which were required (if any) were properly passed and documented.
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16 January 1998
ClimaChem, Inc.

     (g) That commercial benefit will accrue to TES, TES (NZ), and TES Mining from executing the Transaction Documents and undertaking the obligations on their parts under the Transaction Documents;

     (h) That in connection with the entry into and the performance of their obligations under the Transaction Documents, the respective directors and secretaries of TES, TES (NZ), and TES Mining have properly performed their duties to TES, TES (NZ), and TES Mining;

     (i) That none of TES, TES (NZ), and TES Mining are conducting, nor will they seek to conduct, any relevant transactions or any associated activities in a manner or for a purpose not evident on the face of the Transaction Documents which might render the Transaction Documents or any of them or any relevant transactions or associated activities illegal, void, voidable or unenforceable;

     (j) That in so far as any obligation of TES, TES (NZ) or TES Mining under the Transaction Documents is to be performed outside the Relevant Jurisdictions, its performance will not be illegal or ineffective by virtue of the law of the place of performance;

     (k) That neither the Commissioner of Taxation of the Commonwealth of Australia nor the Commissioner of Taxes of New Zealand respectively have given, and will not give, a direction under Section 218 or
          Section 255 of the Income Tax Assessment Act of 1936 (Commonwealth of Australia) or Section 74 of the Sales Tax Assessment Act (No. 1) 1992 or an equivalent provision of the New Zealand tax laws requiring TES, TES (NZ) or TES Mining respectively to deduct from sums payable by them under any of the Transaction Documents to the Initial Purchaser or any other party in accordance with the terms of any of the Transaction Documents an amount of Australian tax or New Zealand tax as the case may be payable by the payee;

     (l) That TES, TES (NZ) and TES Mining were each solvent (within the meaning of Section 95A of the Corporations Law or within the meaning of Section 4 of the Companies Act 1993 (New Zealand) respectively) at the time which each entered into the Transaction Documents and each will not become insolvent (within the meaning of the relevant provision) because of, or because of matters including, entering into the Transaction Documents or any of them;

     (m)  That a person who appears, from notices or returns lodged under
          Section 242 or 335 of the Corporations Law to be a director or a secretary of TES or TES Mining has been
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16 January 1998
ClimaChem, Inc.

          duly appointed and has authority to exercise the powers and perform the duties customarily exercised or performed by a director or by a secretary, as the case may be, of a company carrying on a business of the kind carried on by TES or TES Mining respectively;

     (n)  That a person who appears, from notices or returns lodged under
          Section 12, 159 or 208 of the Companies Act 1993 (New Zealand) to be a director of TES (NZ) has been duly appointed and has authority to exercise the powers and perform the duties customarily exercised or performed by a director or by a secretary, as the case may be, of a company carrying on a business of the kind carried on by TES (NZ);

     (o) All representations and warranties made in the Transaction Documents in favour of, or for the benefit of, TES, TES (NZ) or TES Mining by any other party to the Transaction Documents, are true and correct.

     We do not have actual knowledge of any thing which would render any of these assumptions wholly or partly incorrect.

5.   Qualifications

     This opinion is subject to the following qualifications:

     (a) This opinion relates solely to matters governed by, and should be interpreted in accordance with, the laws of the Relevant Jurisdictions as in force and as interpreted at 9:00 a.m. on the date of this opinion in respect of the laws of Queensland or the Commonwealth of Australia or as in force and as interpreted at 9:00 a.m. (New Zealand time) on the date of the annexed letter of advice in respect of the laws of New Zealand, and we have no obligation to inform you of any change in the relevant law occurring after the date of this opinion or the date of the annexed letter of advice as the case may be;

     (b) We express no opinion as to any laws other than the laws of Queensland and the Commonwealth of Australia and in respect of the laws of New Zealand we rely on the annexed letter of advice from Bell Gully Buddle Weir;

     (c)  Enforcement of any of the Transaction Documents is subject to:

          (i) applicable laws from time to time in effect relating to bankruptcy, liquidation, administration, receivership, composition, compromise, arrangement, insolvency,

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16 January 1998
ClimaChem, Inc.

                reorganization, moratorium, court schemes and refusals to enforce payments in the nature of, or relating to, penalties or forfeitures;

          (ii) other laws of general application affecting the enforcement of creditors' rights and remedies; and

          (iii) statutes imposing limitation periods within which suits, actions or proceedings can be brought;

     (d) Claims against TES, TES (NZ), and TES Mining may become statute barred and any provision in any of the Transaction Documents negating any defences of set off or counterclaim may not be effective in all circumstances;

     (e) Equitable remedies (including, without limitation, injunctions and orders for specific performance) are discretionary and may not be awarded by the courts;

     (f) Where under any of the Transaction Documents any of TES, TES (NZ), and TES Mining is required to make any payments on demand, courts may require that such be given a reasonable time after demand is made to comply with the demand before the payee will be permitted to realise or enforce any security for a failure to satisfy the demand;

     (g) Any or all of the Transaction Documents may be unenforceable, invalid, void or at the action of TES, TES (NZ) or TES Mining voidable, if a commercial benefit does not accrue to TES, TES (NZ) or TES Mining respectively from executing the Transaction Documents and undertaking the obligations thereunder;

     (h) We express no opinion as to whether the representations and warranties made, or given to be made, or given by TES, TES (NZ) and TES Mining in any of the Transaction Documents are correct, except insofar as (and to the extent that) any such representation or warranty relates to a matter which is the subject of this opinion (in which case our opinion on those matters is given in the terms set out in this opinion);

     (i) A court may set aside a contract against a party on the application of another party if that party entered into that contract as a result of fraud, duress or unconscionable conduct on the part of the first mentioned party;

     (j) We have relied on searches conducted at the offices of the Australian Securities Commission on 14 January 1998

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16 January 1998
ClimaChem, Inc.

          in respect of TES and TES Mining, but we note and rely on the fact that the records of the Australian Securities Commission available for public search may not be complete or up to date;

     (k)  We express no opinion as to:

          (i) whether a judgment would be entered in a court in the Relevant Jurisdictions for an amount other than one expressed in Australian or New Zealand currencies respectively, although decisions of English courts allowing judgments in a foreign currency have been followed in Australian and New Zealand courts;

          (ii) as to the date upon which a conversion from foreign currency would be made for the purposes of enforcement of any judgment;

     (l) A provision that a calculation, determination or certificate will be conclusive and binding or conclusive evidence will not apply to a calculation, determination or certificate which is fraudulent, manifestly inaccurate on its face or determined on an arbitrary basis and will not necessarily prevent a court from inquiring into the merits of any claim in relation to any such calculation, determination or certificate;

     (m) We express no opinion on any provision in any of the Transaction Documents requiring written amendments and waivers insofar as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon or granted by or between the parties or by a duly authorised agent;

     (n) An obligation to pay an amount may be unenforceable if the amount is held to constitute a penalty and the obligation of TES, TES (NZ) or TES Mining under any of the Transaction Documents to pay interest on overdue amounts at a rate higher than the rate applying before the amount fell due may be held to constitute a penalty if it is not a genuine pre-estimate of the damage;

     (o) Court proceedings may be stayed in the subject of the proceedings is concurrently before another court;

     (p) An indemnity for legal costs or against liability for breach of any law may be unenforceable;

     (q) A court will not give effect to a choice of laws to govern any of the Transaction Documents or to a
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16 January 1998
ClimaChem, Inc.

          submission to the jurisdiction of certain courts if to do so would be contrary to public policy in the Relevant Jurisdiction (but we are not aware of any reason why that would be so in relation to any of the Transaction Documents);

     (r) Section 243H of the Corporations Law prohibits a public company and a child entity of a public company from giving financial benefit to a related party of that public company except as permitted by Divisions 4 or 5 of Part 3.2A of the Corporations Law, and we express no opinion in relation to the application of that section;

     (s)  To the extent that any of the Transaction Documents requires TES, TES
          (NZ) or TES Mining to offer, allot or issue corporate securities to third parties, TES, TES (NZ) or TES Mining cannot do so unless and until it complies with the requirements of the Corporations Law or the Companies Act 1993 (New Zealand) respectively relating to the offer, issue or allotment of corporate securities.

     (t) In order to be validly executed none of the Transaction Documents must take effect as a deed.

     (u) We express no opinion as to whether the respective obligations undertaken by TES, TES (NZ) and TES Mining pursuant to the Transaction Documents may cause a default in any of the obligations to any party to whom TES, TES (NZ) or TES Mining has granted a charge over its assets.

6.   Opinion

     Based upon the assumptions and subject to the qualifications set out above, we are of the opinion that:

     (a) TES has been duly incorporated under the laws of its place of incorporation and is validly registered and existing under the Corporations Law;

     (b) TES has power to enter into and to perform its obligations under each of the Transaction Documents and has taken all necessary corporate and other action to authorise the execution, delivery and performance, in accordance with its terms of each of the Transaction Documents, including, without limitation, the Guarantees.

     (c) TES Mining has been duly incorporated under the laws of its place of incorporation and is validly registered and existing under the Corporations Law;
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ClimaChem, Inc.

     (d) TES Mining has power to enter into and to perform its obligations under each of the Transaction Documents and has taken all necessary corporate and other action to authorise the execution, delivery and performance, in accordance with its terms of each of the Transaction Documents, including, without limitation, the Guarantees.

     Based upon the assumptions and subject to the qualifications set out above and in reliance upon the matters set out in the annexed letter of advice from Bell Gully Buddle Weir, we are of the opinion that:

     (a) TES (NZ) has been duly incorporated under the laws of its place of incorporation and is validly registered and existing under the laws of New Zealand;

     (b) TES (NZ) has power to enter into and to perform its obligations under each of the Transaction Documents and has taken all necessary corporate and other action to authorise the execution, delivery and performance, in accordance with its terms of each of the Transaction Documents, including, without limitation, the Guarantees.

We consent to the reference to our firm under the heading "Legal Matters" and to the filing of this opinion as an exhibit to the Registration Statement and Prospectus included thereon. In addition, this opinion may be relied on by Conner & Winters, A Professional Corporation.

Yours faithfully,
CORRS CHAMBERS WESTGARTH

/s/ B. L. Adkins

John Kelly
Partner

BELL GULLY BUDDLE WEIR                       Telephone 64 4 473 7777
171 Featherston Street                       Facsimile 64 4 473 5642
P. O. Box 1291
Wellington, New Zealand


                     BELL/GULLY Barristers and Solicitors

To                  Matthew Beland
Of                  Corrs Chambers Westgarth
City                Brisbane
Country             Australia
Fax                 61-7-3276 8444

From                C M A O'Brian/C R Martin
Fax                 64-4-473-3845
Telephone           64-4-473-7777
Email
                          Date 16 January 1998
Matter No. COR75018012    Pages 8

TOTAL ENERGY SYSTEMS (NZ) LIMITED

We refer to your facsimile of 15 January 1998.

We have reviewed the certificate of incorporation of Total Energy Systems (NZ) Limited ("TES(NZ)") and the constitution of TES(NZ). We set out below our advice in response to the questions contained in your facsimile of 15 January 1998.

Your instructions

You asked us the following:

 .    has TES(NZ) been duly incorporated under the laws of New Zealand and is it validly registered and existing under those laws?

 .    does TES(NZ) have the power to enter into financial accommodations and to give securities, including guarantees, for a debt, liability or obligation of any other person?

 .    are there any relevant restrictions on the powers of TES(NZ) or restrictions in respect of the exercise of the powers referred to in the paragraph above?

 .    who may exercise, on behalf of TES(NZ), the powers referred to above and what action must be taken to authorise the execution, delivery and performance of the necessary documentation?

16 January, 1998
Page 2

Our advice

We address these questions in turn below.

Incorporation

We understand that you spoke with Jacky Bruce of our office yesterday on this matter. We confirm that TES(NZ) has been duly incorporated under the laws of New Zealand and is validly registered and existing under the laws of New Zealand.

Power to enter into financial accommodation

TES(NZ) has the capacity and powers set out in section 16 of the Companies Act 1983 (the "Companies Act"). That section provides that, subject to the Companies Act and any other Act, and the general law, a company has, both within and outside New Zealand:

 .    the full capacity to carry on or undertake any business or activity, do any act, or enter into any transaction; and

 .    for the purposes of the paragraph above, full rights, powers and privileges.

Section 16(2) provides that a company's constitution may contain a provision relating to capacity and powers only if the provision restricts the capacity or powers of the company. The constitution of TES(NZ) does not contain any restriction on the power of TES(NZ) to enter into financial accommodations or to give securities, including guarantees, for a debt, liability or obligation of any other person ("financial transactions").

We therefore confirm that TES(NZ) has the power to enter into financial transactions.

Restrictions on power of TES(NZ)

As stated above, we confirm that neither the constitution of TES(NZ) or the Companies Act imposes relevant restrictions on the powers of TES(NZ) or restrictions in respect of the power to enter into financial transactions.

Exercise of TES(NZ)'s powers

16 January 1998
Page 3

Clause 12.1.1 of the constitution of TES(NZ) states that the business and affairs of the company must be managed by or under the direction or supervision of the board.

Clause 12.1.2 provides that the board has, and may exercise, all the powers necessary for managing, directing and supervising the management, business and affairs of the company except to the extent that TES(NZ)'s constitution or the Companies Act expressly requires those powers to be exercised by the shareholders or any other person. Those clauses substantially repeat sections 128(1) and 128(2) of the Companies Act.

Clauses 12.1.1 and 12.1.2 are both expressly stated to be subject to clause 8 of the Constitution of TES(NZ). Clause 8.1 allows the shareholders of TES(NZ) to pass a resolution binding on the board relating to or for the purpose of managing or directing or supervising the management or supervision of the business or affairs of the company.

Subject to clause 8, therefore, the board of TES(NZ) may exercise the company's powers to enter into financial transactions.

Accordingly, the authorization of the execution, delivery and performance of the necessary documentation is a matter for the board of TES(NZ).

Clause 13.1 of the constitution of TES(NZ) adopts the provisions of the Third Schedule to the Companies Act, which deals with proceedings of the board of a company. Clause 5(3) of the Third Schedule provides that a resolution of the board is passed if it is agreed to by all directors present without descent or if a majority of the votes cast on it are in favour of it.

The methods by which TES(NZ) may enter into a contract are set out in section 180 of the Companies Act. An obligation which, if entered into by a natural person, would, by law, be required to be deed, may be entered into on behalf of the company in writing signed under the name of the company by:

 .    two or more directors of the company; or

 .    if there is only one director, by that director whose signature must be witnessed;

 .    an attorney.
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16 January 1998
Page 4

It appears from our summary internet search of the Companies Office database that TES(NZ) has only one director.

Other matters

There are a number of issues raised by the Companies Act that may be relevant to the transaction and of which you should be aware. We describe each of these briefly below. We cannot, of course, advise whether these will be relevant to this transaction. The matters discussed below are questions of fact which, if they apply, have legal consequences. If you consider that any of these matters may be relevant, we will provide you with appropriate advice at that stage.

Major transactions

The Companies Act states that a company must not enter into a major transaction unless it is approved by special resolution or is contingent on that approval. A major transaction means, in general terms:

 .    the acquisition or disposal of assets the value of which is more than half the value of the company's assets before the acquisition or disposition; or

 .    a transaction that has or is likely to have the effect of the company acquiring rights or interests or incurring obligations or liability the value of which is more than half the value of the company's assets before the transaction.

A floating charge is excluded from the second limb of the definition of major transaction given above.

A special resolution is a resolution passed by a majority of 75 percent of the shareholders, unless the company's constitution provides for a higher majority. TES(NZ)'s constitution specifies a special resolution as requiring 75 percent of the votes of those shareholders entitled to vote and voting on the question.

Financial assistance

Financial assistance is, in broad terms, some form of assistance given by a company to a third party to purchase shares in the company. Financial assistance includes a loan, a guarantee and the provision of security. The financial assistance may be direct or indirect and may be for the purpose of, or merely in connection with, the purchase of a share in the company.

16 January 1998
Page 5

The Companies Act permits financial assistance in three circumstances:

 .    with the consent of all shareholders; or

 .    where the assistance does not exceed 5 percent of the shareholders' funds of the company; or

 .    without the shareholders' consent, subject to other controls.

Depending on which of these three forms of permitted financial assistance is relevant, the Companies Act requires the board to resolve and certify certain matters and set out the grounds for the board's conclusion. In addition, the Companies Act requires the company to satisfy a solvency test. To satisfy the solvency test

 .    a company must be able to pay its debts as they become due in the ordinary course of business; and

 .    the value of the company's assets must be greater than the value of its liabilities, including contingent liability.

Directors interested in a transaction of the company

Section 140 of the Companies Act requires a director of a company, on becoming aware that he or she is "interested" in a transaction to enter in the interests register of the company and, if the company has more than one director, disclose to the board of the company:

 .    if the monetary value of the director's interest is able to be quantified, the nature and monetary value of that interest; or

 .    if the monetary value of the director's interest cannot be quantified, the nature and extent of that interest.

Section 139 of the Companies Act defines the term "interested". A director of a company is interested in a transaction to which the company is a party if, and only if, the director:

 .    is a party to, or will or may derive a material financial benefit from, the transaction; or

 .    has a material financial interest in another party to the transaction; or

16 January 1998
Page 6

 .    is a director, officer, or trustee of another party to, or person who will or may derive a material financial benefit from, the transaction, not being a party or person that is a holding company, wholly owned subsidiary of the company or a wholly owned subsidiary of a holding company of which the company is also a wholly owned subsidiary; or

 .    is the parent, child, or spouse of another party to, or person who will or may derive material financial benefit from, the transaction; or

 .    is otherwise directly or indirectly materially interested in the transaction.

A transaction entered into by the company in which a director of the company is interested may be avoided by the company at any time within three months after the transaction is disclosed to all the shareholders. However, a transaction cannot be avoided if the company receives fair value under it.

An interested director to a transaction may nevertheless perform any act as a director in relation to the transaction as if he or she were not interested in the transaction.

Liquidation "claw-back"

You should also be aware of the "claw-back" provision of Part XVI (Liquidation) of the Companies Act and, in particular, the sections relating to transactions having a preferential effect and transactions at an under value.

Section 292 broadly provides that a "transaction" made by a company otherwise than in ordinary course of business at a time when that company is unable to pay its due debts is voidable against the company's liquidator if:

 .    it is entered into within two years before commencement of liquidation; and

 .    the transaction enabled another person to receive more towards satisfaction of a debt than the person would have received or would have been likely to receive in the company's liquidation.

If the transaction was made within six months before the commencement or liquidation, the person opposing the application to satisfy the transaction must prove that the company was able to pay

16 January 1998
Page 7

its due debts when the transaction was made and that the transaction was undertaken in the ordinary course of business.

In broad terms, section 297 allows the liquidator to recover from another party to a transaction the amount by which the value of the consideration or benefit provided by the company exceeded the consideration or benefit received by the company. A liquidator may challenge a transaction under this section where:

 .    a transaction was entered into by a company within one year before the commencement of the liquidation;

 .    the value of the consideration or benefit received by the company was less than the value of the consideration provided by the company;

 .    the company became unable to pay its due debts as a result of the transaction; and

 .    when the transaction was entered into, the other party to the transaction knew or ought to have known that the company would become unable to pay its due debts as a result of the transaction.

A transaction includes the giving of a guarantee by a company.

Copies of sections 292 and 297 are attached to this facsimile for your information.

The ability of a liquidator to challenge transactions having a preferential effect or transactions at an under value cannot, of course, be set aside at the time that the transaction is entered into by means of a shareholders or directors resolution or otherwise.

16 January 1998
Page 8

Please contact us if you require any further information about the issue discussed in this facsimile.

Yours faithfully,

/s/ David Martin

Solicitor

                             VOIDABLE TRANSACTIONS


     SECTION 292 TRANSACTIONS HAVING PREFERENTIAL EFFECT

     292(1) [Definition] In this Section, "transaction," relation to a company, means -

     1.   A conveyance or transfer of property by the company;

     2.   The giving of a security or charge over the property of the company;

     3.   The incurring of an obligation by the company;

     4. The acceptance by the company of execution under a judicial proceeding;

     5. The payment of money by the company, including the payment of money under a judgment or order of a court.

     292(2)    [Voidable transaction]  A transaction by a company is voidable on the application of the liquidation if the transaction -

          (a)  Was made -

               .    At a time when the company was unable to pay its due debts;
                    and

               (ii) Within the specified period; and

          . Enabled another person to receive more towards satisfaction of a debt than the person would otherwise have received or be likely to have received in the liquidation -

     unless the transaction took place in the ordinary course of business.

     292(3)    ["Ordinary course of business"]  For the purposes of this
section, in determining whether a transaction took place in the ordinary course of business, no account is to be taken of any intent or purpose on the part of the company -

               . To enable another person to receive more towards satisfaction of a debt than the person would otherwise receive or be likely to receive in the liquidation; or

               . To reduce or cancel the liability, whether in whole or in part, of another person in respect of a debt incurred by the company; or

               . To contribute towards the satisfaction of the liability, whether in whole or in part, of another person in respect of a debt incurred by the company -

     unless that other person knew that that was the intent or purpose of the company.

     292(5)    ["Specified period"]  For the purposes of subsection (2)(a)(ii)
of this section, "specified period" means -

               (a) The period of 2 years before the commencement of the liquidation; and

               (b) In the case of a company that was put into liquidation by the Court, the period of 2 years before the making of the application to the Court together with the period commencing on the date of the making of that application and ending on the date on which the order was made.

     292(6)    ["Restricted period"]  For the purposes of subsection (3) of this section, "restricted period" means -

               (a) The period of 6 months before the commencement of the liquidation; and

               (b) In the case of a company that was put into liquidation by the Court, the period of 6 months before the making of the application to the Court together with the period commencing on the date of the making of that application and ending on the date on which the order of the Court was made.



                            RECOVERY IN OTHER CASES

     SECTION 297 TRANSACTIONS AT UNDERVALUE

     297(1)    [Liquidator's power to recover] Where -

               (a) A transaction was entered into by a company within the specified period; and

               (b) The value of the consideration or benefit received by the company was less than the value of the consideration provided by the company, or the company received no consideration or benefit; and

               (c)  When the transaction was entered into, the company -

                    (i)   Was unable to pay its due debts; or

                    (ii) Was engaged, or about to engage, in business for which its financial resources were unreasonably small; or

                    (iii) Incurred an obligation knowing that the company would not be able to perform the obligation when required to do so; and

               (d) When the transaction was entered into, the other party to the transaction knew or ought to have known the matter referred to in subparagraph (i) or subparagraph (ii) or subparagraph (iii), as the case may be, of paragraph (c) of this subsection, -

     the liquidator may recover from any other party to the transaction any amount by which the value of the consideration or benefit provided by the company exceeded the value of the consideration or benefit received by the company.

     297(2)    [Further power]  Where -

               . A transaction was entered into by a company within the specified period; and

               . The value of the consideration or benefit received by the company was less than the value of the consideration provided by the company, or the company received no consideration or benefit; and

               . The company became unable to pay its due debts as a result of the transaction; and

               . When the transaction was entered into, the other party to the transaction knew or ought to have known that the company would become unable to pay its due debts as a result of the transaction, -

     the liquidator may recover from any other party to the transaction any amount by which the value of the consideration or benefit provided by the company exceeded the value of the consideration or benefit received by the company.

     297(3)    [Definitions]  For the purposes of this section, -

               . "Transaction" includes the giving of a guarantee by a company;

               .    "Specified period" means -

                    . The period of a year before the commencement of the liquidation; and

                    . In the case of a company that was put into liquidation by the Court, the period of a year before the making of the application to the Court together with the period commencing on the date of the making of that application and ending on the date on which the order of the Court was made.

                           [LETTERHEAD OF BELLGULLY]

________________________________________________________________________________

To          Matthew Boland                  From        C M A O'Brian/D R Martin
Of          Dorra Chambers Westgarth        Fax         64-4-473 3845
City        Brisbane                        Telephone   64-4-473 7777
Country     Australia                       Email       david martin@bellgully
Fax         61-7-3228-8444                              .com
________________________________________________________________________________

                                            Date        23 January 1998
Matter No   COR 75018 012                   Pages       1

________________________________________________________________________________

TOTAL ENERGY SYSTEM (NZ) LIMITED ("TES(N2)")

We refer to your facsimile of 22 January 1998 regarding the appointment of directors in Total Energy Systems (NZ) Limited ("TES(NZ)").

In our facsimile to you of 16 January 1998, we advised that an internet search of the Companies Office Database recorded Kevin James Herman as the only director to TES(NZ).

Further to our facsimile, we have since received from you faxed copies of executed directors' consents for James Leon Wewars, William Robert Manion and Paul Harris Rydund. These consents are in the form required by the Companies Act 1993 and have been executed in accordance with clause 10 of TES(NZ)'s constitution. We also received the shareholder's resolutions approving the appointment of each of the directors.

Accordingly, on the basis of the information we have been given by you, it appears that TES(NZ) has four directors. Although the contest mention above have not yet been filed with the New Zealand Companies Office, this does not affect the validity of the appointments.

Please contact either myself or Chris O'Brian if you wish to discuss this matter further.

Yours faithfully

/s/ David Martin
Solicitor